Exhibit 99.1

OncoSec Medical Announces First Quarter Results for Fiscal Year End 2015

SAN DIEGO — December 8, 2014 — — OncoSec Medical Inc. (OTCQB: ONCS), a company developing DNA-based intratumoral cancer immunotherapies, today announced financial results for the quarter ended October 31, 2014.

FINANCIAL RESULTS

For the quarter ended October 31, 2014, OncoSec Medical reported a net loss of $4.1 million, or $0.02 per share, compared to a net loss of $2.1 million, or $0.01 per share, for the same period last year. There were no revenues for quarter ended October 31, 2014 or October 31, 2013.

Research and development expenses were $2.5 million for the quarter ended October 31, 2014, compared to $0.8 million for the quarter ended October 31, 2013. This increase in research and development expenses was primarily a result of increased salary related expenses, increased outside services costs and increased lab supplies as we further expand our internal research capabilities and further our research of next-generation devices, novel electroporation technologies and combination studies.

General and administrative expenses were $1.6 million for the quarter ended October 31, 2014, compared to $1.2 million for the quarter ended October 31, 2013. This increase in general and administrative expenses was primarily a result of increased salary related expenses due to increased headcount to support the growth in our operations, offset by a savings in legal services costs.

At October 31, 2014, we had $34.0 million in cash and cash equivalents, as compared to $37.9 million of cash and cash equivalents at July 31, 2014. We expect these funds to be sufficient to allow us to continue to operate our business for at least the next 12 months.

About OncoSec Medical

OncoSec Medical Inc. is a biopharmaceutical company developing its investigational ImmunoPulse intratumoral cancer immunotherapy. OncoSec Medical’s core technology is designed to enhance the local delivery and uptake of DNA IL-12 and other DNA-based immune-targeting agents. Clinical studies of ImmunoPulse have demonstrated an acceptable safety profile and preliminary evidence of anti-tumor activity in the treatment of various skin cancers, as well as the potential to initiate a systemic immune response without the systemic toxicities associated with other treatments. OncoSec’s lead program evaluating ImmunoPulse for the treatment of metastatic melanoma is currently in Phase 2 development, and is being conducted in collaboration with several prominent academic medical centers. As the company continues to evaluate ImmunoPulse in its current indications, it is also focused on identifying and developing new immune-targeting agents, investigating additional tumor indications, and evaluating combination-based immunotherapy approaches. For more information, please visit www.oncosec.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward-looking statements.” Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause our results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include our ability to raise additional funding, our ability to acquire, develop or commercialize new products, uncertainties inherent in pre-clinical studies and clinical trials, unexpected new data, safety and technical issues, competition, and market conditions. These and additional risks and uncertainties are more fully described in OncoSec Medical’s filings with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. OncoSec Medical disclaims any obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

CONTACT:

Investor Relations:

Jordyn Kopin

OncoSec Medical Inc.

855-662-6732

investors@oncosec.com

Public Relations:

Laura Radocaj

Dian Griesel Int’l.

212-825-3210

lradocaj@dgicomm.com